SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 29, 2003

Date of Report

(Date of earliest event reported)

Datatec Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware 000-20688 94-2914253

(State or Other Jurisdiction (Commission (IRS Employer

of Incorporation) File Number) Identification No.)

23 Madison Road, Fairfield, New Jersey 07004

(Address of Principal Executive Offices) (Zip Code)

(973) 808-4000

Registrant's telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Item 5. Other Events and Required FD Disclosure.

On August 29, 2003, Datatec Systems, Inc. ("Datatec") entered into an agreement (the "Agreement") with Christopher J. Carey ("Carey") and Plan C, LLC, an entity controlled by Carey, pursuant to which Datatec shall make six monthly payments of $316,666.67 plus interest to Carey in exchange for the full satisfaction of a $1,413,828 promissory note bearing interest at 17.5% per annum payable to Plan C, LLC and certain related obligations. The monthly payments are due on the first day of each month commencing on September 1, 2003 and ending on February 1, 2004. Each monthly payment is payable in cash or Datatec common stock (the "Common Stock"), at Datatec's option. If Datatec elects to make the monthly payment in Common Stock, the number of shares of Common Stock to be issued shall be determined by dividing such monthly payment by the average closing price of the Common Stock for the five trading days preceding the day on which the monthly payment is due. The Agreement also requires Datatec to file a registration statement covering the resale of a sufficient number of shares of Common Stock that may be issued to satisfy the monthly payments.

Datatec has elected to issue shares of Common Stock to Carey for the monthly payment due on September 1, 2003 of $316,666.67 in principal plus $20,626.28 in interest. Based on an average closing price of $1.094 for the five trading days preceding September 1, 2003, Datatec will issue approximately 308,311 shares of Common Stock to Carey.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the document attached hereto as Exhibit 10.1, which is hereby incorporated by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Exhibit No. Exhibits
      Agreement dated as of August 29, 2003 by and among Datatec, Plan C, LLC and Carey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datatec Systems, Inc.

Dated: September 11, 2003 By: /s/ Richard K. Davis

Name: Richard K. Davis

Title: Vice President & General Counsel